Registration No. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             ----------------------

                            INTERFERON SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

-------------------------------------------------------------------------------
                               Delaware 22-2313648
         (State or other jurisdiction of (I.R.S. Employer Identification incorporation or organization) Number)
-------------------------------------------------------------------------------

                                783 Jersey Avenue
                             New Brunswick, NJ 08901

                                 (732) 249-3250
               (Address of principal executive offices) (Zip code)

        1981 Stock Option Plan, as amended, of Interferon Sciences, Inc.
                            (Full title of the plan)

                             Lawrence M Gordon, Esq.
                            Interferon Sciences, Inc.
                                783 Jersey Avenue
                             New Brunswick, NJ 08901

                                 (732) 249-3250
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        ---------------------------------

                                   Copies to:
                            Michael H. Margulis, Esq.
                          Duane, Morris & Heckscher LLP
                              380 Lexington Avenue

                            New York, New York 10168
                                 (212) 692-1000
                        ---------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
Title of securities to      Amount to be         Proposed maximum       Proposed maximum           Amount of
be registered                registered           offering price       aggregate offering        registration
                                                   per share (2)            price (2)                 fee
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Common Stock, par        4,975,000 shares(1)           $1.03               $5,124,250              $1,352.80
value $0.01 per share
====================================================================================================================

(1) Represents 4,975,000 additional shares reserved for issuance upon the exercise of options granted or to be granted under the 1981 Stock Option
      Plan, as amended.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee and based upon the average of the high and low prices per share of the common stock, on October 31, 2000 as reported on the OTC Bulletin Board, of $1.03.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

     Pursuant to General Instruction E to Form S-8, Interferon Sciences, Inc., a Delaware corporation (the "Company"), is filing this registration statement to include an additional 4,975,000 shares under the 1981 Stock Option Plan, as amended, of Interferon Sciences, Inc. 25,000 shares (after giving effect to a 1-for-4 reverse stock split and a 1-for-5 reverse stock split) were previously registered by the Company's Registration Statement on Form S-8, File. No. 2-78431. Pursuant to General Instruction E, the contents of Registration Statement No. 2-78431 are hereby incorporated by reference.

         Item 3.  Incorporation of Documents By Reference.
         ------   ----------------------------------------

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission by the Company, are incorporated herein by reference:

     () the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;

     () the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000; and

     () the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Registration No. 2-78431 ), as amended.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

         Item 4.  Description of Securities.
         ------   -------------------------

         Not applicable.

         Item 5.  Interest of Named Experts and Counsel.
         ------   -------------------------------------

         Not applicable

         Item 6.  Indemnification of Directors and Officers.
         ------   -----------------------------------------

         Under  Section  145 of the  General  Corporation  Law of the  State  of
Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article ELEVENTH of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Company is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

         Item 7.  Exemption from Registration Claimed.
         ------   -----------------------------------

         Not applicable.

         Item 8.  Exhibits.
         ------   --------

     4(a) Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3B of the Company's Annual Report on Form 10-K for the year ended December 31, 1988.

     (b) Certificate of Amendment of Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-40902.

     (c) Certificate of Amendment of Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.2 of Registration Statement No. 33-40902.

     (d) Certificate of Amendment to the Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-00845.

     (e) Certificate of Amendment to the Restated Certificate of Incorporation of the Company.

     (f) By-Laws of the Company, as amended. Incorporated herein by reference to
Exhibit 3.2 of Registration Statement No. 2-7117.

     5 Opinion of Lawrence M. Gordon, Esq.

     23.1 Consent of KPMG LLP
     23.2 Consent of Lawrence M. Gordon, Esq. (included in Exhibit 5)

     24 Powers of Attorney (included on page 5).

     99 1981 Stock Option Plan, as amended, of Interferon Sciences, Inc.

         Item 9.  Undertakings.
         ------   ------------

         (a)      The undersigned registrant hereby undertakes:

                           (1) To file,  during  any  period in which  offers or
                  sales are being made, a post- effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on November 6, 2000.

                                                     INTERFERON SCIENCES, INC.

                                                     By: /s/ Lawrence M. Gordon

                                     Lawrence M. Gordon, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Lawrence M. Gordon, Stanley G. Schutzbank, Ph.D., and Samuel H. Ronel, Ph.D., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 of Interferon Sciences, Inc. relating to the offering of shares of its Common Stock, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signatures                         Title                                        Date

    /s/   Lawrence M. Gordon       Chief Executive Officer                      November 6, 2000
------------------------------
    Lawrence M. Gordon             and Director (Principal Executive
                                   Officer)

   /s/    Donald W. Anderson       Controller (Principal Accounting             November 6, 2000
-----------------------------
    Donald W. Anderson             and Financial Officer)

   /s/   Stanley G. Schutzbank     President and Director                       November 6, 2000
---------------------------------
    Stanley G. Schutzbank

   /s/    Samuel H. Ronel         Chairman of the Board                         November 6, 2000
----------------------------
    Samuel H. Ronel

 Sheldon Glashow, Ph.D.           Director                                      November __, 2000


EXHIBIT INDEX

Exhibit
Number       Exhibit

     4(a) Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3B of the Company's Annual Report on Form 10-K for the year ended December 31, 1988.

     (b) Certificate of Amendment of Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-40902.

     (c) Certificate of Amendment of Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.2 of Registration Statement No. 33-40902.

     (d) Certificate of Amendment to the Restated Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.4 of Registration Statement No. 33-00845.

     (e) Certificate of Amendment to the Restated Certificate of Incorporation of the Company.

     (f) By-Laws of the Company, as amended. Incorporated herein by reference to
Exhibit 3.2 of Registration Statement No. 2-7117.

    5        Opinion of Lawrence M. Gordon, Esq.

    23.1     Consent of KPMG LLP

    23.2     Consent of Lawrence M. Gordon, Esq. (included in Exhibit 5)

    24       Powers of Attorney (included on page 5).

    99       1981 Stock Option Plan, as amended, of Interferon Sciences, Inc.

         EXHIBIT 5

                                         [INTERFERON SCIENCES LETTERHEAD]



                                                              November 6, 2000

Interferon Sciences, Inc.
783 Jersey Avenue
New Brunswick, NJ  08901

Dear Sirs:

         I am General Counsel to Interferon Sciences, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"), relating to the registration of 4,975,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company. The Shares are to be issued pursuant to the 1981 Stock Option Plan, as amended, of the Company (the "Plan").

         I have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plan. I also have examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for the rendering of this opinion.

         Based upon, and subject to, the foregoing, I am of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the terms of the Plan against payment therefor, and assuming compliance with applicable securities laws and no change in the applicable law or pertinent facts (including that, after any such issuance, the number of shares of Common Stock outstanding will not exceed the number the Company is then authorized to issue under its Certificate of Incorporation), will have been validly issued, fully paid, and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Lawrence M. Gordon
                                           Lawrence M. Gordon
                                      Chief Executive Officer, General Counsel

         EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Interferon Sciences, Inc.


         We consent to the use of our report incorporated herein by reference and in the prospectus.

         Our report dated April 10, 2000 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                                   /s/ KPMG LLP



New York, New York
November 6, 2000

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

         The following information with respect to the 1981 Stock Option Plan, as amended (the "Plan"), of Interferon Sciences, Inc. (the "Company"), is necessarily incomplete and selective and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

General Plan Information

         The Plan provides for the grant of options to purchase shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Options under the Plan are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The purpose of the Plan is to aid the Company in attracting, retaining, and motivating management key employees, directors and consultants.

         The term during which options may be granted under the Plan expires in February 2001. The Board of Directors of the Company may terminate the Plan or, with certain exceptions, modify or amend the Plan.

         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor subject to qualification under Section 401(a) of the Code.

         The Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator"); presently, the Plan is administered by the Board of Directors. The documents of the Company incorporated by reference herein contain information about the members of the Board of Directors and their material relationships with the Company or its affiliates.

         Optionees may obtain additional information about the Plan and the Board from Lawrence M. Gordon, Chief Executive Officer, Interferon Sciences, Inc., 783 Jersey Avenue, New Brunswick, New Jersey 08901, telephone number (732) 249-3250.

Securities to be Offered

         The maximum number of shares of Common Stock that may be issued upon exercise of options granted under the Plan is 5,000,000, subject to adjustment in certain circumstances.

Persons Who May Participate in the Plan

         The Plan provides that the class of persons eligible to receive stock options under the Plan is limited to officers, key employees, directors, and consultants of the Company. The Administrator has the authority to determine the persons to whom options shall be granted in furtherance of the purposes of the Plan.

         Each option will be evidenced by a stock option agreement containing such terms as the Administrator shall determine. The Administrator may require an optionee to remain in the Company's employ as a condition to the exercise of options, including after exercise, for up to one year. Shares subject to such restriction may be forfeited upon refund by the Company of the exercise price if the optionee ceases to be employed by the Company for any reason, and will be held in escrow by the Company until the relevant period has lapsed.

         The Administrator may condition any grant of options on the optionee's consent to the cancellation of other outstanding options.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         The exercise price of options is fixed by the Administrator, but may not be less than 85% of the market value of the Common Stock on the date the option is granted.

         The Administrator prescribes the date or dates on which any option becomes exercisable. The period during which an option may be exercised may not exceed 15 years.

         Shares of Common Stock purchased upon exercise of options shall be paid for in full at the time of purchase, in cash by check. Options may not be exercised for less than 25 shares at any one time.

Resale Restrictions

         The Administrator, in granting any option, may place such conditions on the resale of shares as it determines.

Tax Effects of Plan Participation

         The grant of a non-qualified stock option (which includes all options under the Plan) does not have immediate tax consequences to the Company or the optionee. When an optionee exercises a non-qualified stock option he will be required to include in his gross income as ordinary compensation the fair market value on the exercise date of any shares of Common Stock received reduced by any amount paid for such shares.

         The tax basis of the shares acquired upon exercise will be equal to the amount of cash paid for such shares plus the amount included in the optionee's income at the time of exercise of the option with respect to such shares and the holding period of such shares will commence on the date of exercise.

         Ordinary compensation income realized by the optionee on the exercise of a non-qualified stock option is subject to all payroll and withholding taxes, including Social Security and Medicare taxes. The Company may require, as a condition to the performance of the Company's obligation to issue or transfer Common Stock upon exercise of an option, that the optionee pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise, including any Federal, state, or local withholding taxes.

         The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is in receipt of income in connection with his exercise.

         Deductibility of Interest. Interest paid by an optionee on loans taken to finance the exercise of an option will be deductible only to the extent that such interest does not exceed the optionee's investment income.

         The foregoing discussion of anticipated Federal income tax effects of participation in the Plan is general in nature and is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. Optionees are urged to consult their own tax advisors for more specific and definitive advice as to the Federal income tax consequences to them of the grant and exercise of their options and subsequent sales of shares of Common Stock acquired upon exercise, and as to the application and effect of state, local, and foreign income tax and other tax laws, which vary from jurisdiction to jurisdiction.

Transferability and Termination of Options

         No option is transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee or by the optionee's guardian or legal representative. If an optionee voluntarily or involuntarily leaves the employ of the Company, optionee will have up to 90 days (six months, in the case of retirement at age 65, disability, or death) to exercise any part of an option which was exercisable on the date such employment ceased.

                                     * * * *

         All documents incorporated by reference in Item 3 of Part II of the Registration Statements on Form S-8 filed by the Company in connection with the shares of Common Stock to be issued upon exercise of options granted pursuant to the Plans are available without charge upon the written or oral request to the Company by an optionee. Such documents are also hereby incorporated by reference herein. Any other documents required to be delivered to optionees pursuant to Rule 428(b) promulgated under the Securities Act of 1933 are also available without charge upon the optionee's oral or written request to the Company. All such requests for information should be directed to Lawrence M. Gordon, Chief Executive Officer, Interferon Sciences, Inc., 783 Jersey Avenue, New Brunswick, New Jersey 08901, telephone number (732) 249-3250.

Dated:  November 6, 2000